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                                                                    EXHIBIT 10.9


                                                                   July 31, 1998



Periscope I Sportswear, Inc.
1407 Broadway, Suite 620
New York, New York 10018

Attention:  Mr. Glenn Sands

Dear Mr. Sands:

     This Letter Agreement amends and restates in its entirety our Letter Agreement dated June 8, 1998, a copy of which is annexed hereto.

     Reference is hereby made to the May 17, 1996 Note from Periscope I Sportswear, Inc. payable to BancBoston Ventures Inc. in the principal amount of $3,000,000.00 (the "BBV Note"). By your execution of this letter, that Note shall be deemed amended so as to provide that such Note shall be prepaid contemporaneously with the Company's receipt of, and in an amount equal to, the Net Proceeds from an offering of any equity securities of the Company. Any such prepayment shall be applied in inverse order of maturity and shall not reduce, or postpone the time for payment, of any future payment under the Note. As used herein, the term "Net Proceeds" shall mean the aggregate amount of cash proceeds received or receivable by the Borrower after payment of reasonable fees and expenses of counsel, accountants, and underwriters, other reasonable expenses incurred by the Company in connection with the offering, and after payment in full of the May 15, 1996 Term Note from Periscope I Sportswear, Inc. payable to BancBoston N.A. in the original principal amount of $15,000,000.00. Notwithstanding the foregoing, no prepayment shall be required hereunder unless the Available Proceeds (meaning thereby the aggregate amount of cash proceeds received or receivable by the Borrower after payment of reasonable fees and expenses of counsel, accountants, and underwriters and other reasonable expenses incurred by the Company in connection with the offering, but before payment in full of the May 15, 1996 Term Note referenced above) equal or exceed $19,000,000.00 (the "Threshold Amount'). If the Threshold Amount is attained then the Term Loan shall be prepaid by an amount equal to all Net Proceeds (i.e.
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the prepayment shall not be limited to those Net Proceeds in excess of the
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Threshold Amount).  Except as provided herein, all terms of the Note due to
BancBoston Ventures Inc. and associated agreements remain in full force and effect.

     In consideration of the Company's agreement to prepay the BBV Note, BancBoston Ventures Inc. hereby agrees that after receipt of such prepayment, BancBoston Ventures Inc. will contribute 569,200 shares of the $.001 par value
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common stock owned by it to the capital of the Company for no further consideration.
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Periscope I Sportswear, INC.
July 31, 1998
Page 2



     Please indicate your agreement with the terms of this letter by signing below.

                                             Very truly yours,

                                             /s/ Cynthia K. Duda
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                                             Cynthia K. Duda
                                             Duly Authorized

AGREED:
PERISCOPE I SPORTSWEAR, INC.

By: /s/ Glenn Sands
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Title:  President
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